Exhibit 99.1

NEWS RELEASE

Media contact:	Michael J. Olsen, Sr. Vice President of Corporate Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	November 5, 2012	Financial Media

Otter Tail Corporation Announces Third Quarter Earnings and Maintains Earnings from Continuing Operations Guidance; Board of Directors Declares Dividend

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended September 30, 2012.

Summary:

●
The corporation entered into definitive agreements to sell the fixed assets of DMI Industries, Inc. (DMI) and completed the sale of DMI’s Canadian fixed assets in the third quarter of 2012. DMI’s U.S. assets will be sold, and its operations will be discontinued in the fourth quarter of 2012.

●	The corporation retired, on July 13, 2012, its outstanding $50 million, 8.89% Senior Unsecured Note due November 30, 2017.
●
Consolidated net income from continuing operations totaled $1.9 million, or $0.05 per diluted share, compared with net income from continuing operations of $7.3 million, or $0.20 per diluted share, for the third quarter of 2011.

●
On a non-GAAP basis1, consolidated net income from continuing operations for the third quarter of 2012 totaled $12.7 million, or $0.35 per diluted share, compared to $10.1 million, or $0.27 per diluted share in last year’s third quarter. This comparison excludes the $7.9 million after-tax charge related to the early debt retirement and DMI third quarter 2012 and 2011 net losses of $3.0 million and $2.8 million, respectively.

●
Consolidated net income from continuing and discontinued operations totaled $1.9 million, or $0.05 per diluted share, compared with net income of $6.4 million, or $0.17 per diluted share for the third quarter of 2011.

1 This release includes measures of financial performance and presentations of financial information that are not defined by generally accepted accounting principles (GAAP). Management believes that adjusting for certain one-time costs, such as asset impairment charges and debt prepayment premiums, and presenting results on the basis of the expected future classification of continuing and discontinued operations will assist investors in making an evaluation of our performance against prior periods on a comparable basis. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance.  These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with GAAP.

CEO Overview
“During the quarter, we moved forward with our strategy of migrating Otter Tail Corporation and our portfolio of companies toward a future with stronger, more predictable growth potential, a lower risk profile and enhanced financial stability,” said Otter Tail Corporation President and CEO Jim McIntyre. “The sale of DMI, our wind tower manufacturer, is proceeding as planned. We expect the orderly completion of contracted work, and the sale of DMI’s fixed assets, to be concluded by the end of this year. Additionally, we took steps to further strengthen our capital structure and lower our borrowing expense by retiring our $50 million, 8.89% Senior Unsecured Note due November 30, 2017.

“Completing the sale of DMI, with its related proceeds and monetization of net working capital, will help advance our focus on growth prospects in our Electric segment. We continue to invest in additional electric utility opportunities, such as the CapX2020 transmission projects currently under way, the environmental upgrades at the Big Stone Plant, and planned Midwest Independent Transmission System Operator transmission projects. These projects, which have already received certain regulatory approvals, will generate significant growth for our Electric segment over the next several years.

“Overall, third quarter operating income largely met our expectations. Our Plastics segment continued to experience better-than-expected volume and margins, generating significantly improved operating and net income compared with last year’s third quarter. Earnings from our Electric segment were consistent with our expectations. Earnings from our Manufacturing segment were slightly lower than anticipated, mainly due to continued lower sales at ShoreMaster, our waterfront equipment manufacturer, where we are exploring the full range of strategic alternatives. Our Construction segment continues to be challenged by cost overruns on certain projects at Foley Company, our water, wastewater and HVAC systems contractor. These projects are on track to be substantially completed by year-end 2012. The corporation has assigned additional resources to focus on the resolution of these issues, as well as modifying Foley’s internal bidding and estimating project review procedures.”

McIntyre concluded, “Based on our 2012 third quarter results and expectations for classification of DMI as discontinued operations by the end of 2012, we are maintaining our guidance for diluted earnings per share from continuing operations in the range of $0.84 to $1.09, which includes an after tax charge of $0.22 per share for the early retirement of long-term debt in the third quarter of 2012. The charted course Otter Tail Corporation is on may present periodic challenges as we work to further refine our portfolio and make the investments necessary to spur future growth. I am confident these initiatives will result in an organization that is much better positioned to deliver long-term shareholder value.

Board of Directors Declared Quarterly Dividends
On November 5, 2012 the Board of Directors declared a quarterly common stock dividend of $0.2975 per share. This dividend is payable December 10, 2012 to shareholders of record on November 15, 2012. The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable December 1, 2012 to shareholders of record on November 15, 2012.

Early Retirement of Debt
On July 13, 2012 the corporation prepaid in full its outstanding $50 million, 8.89% Senior Unsecured Note due November 30, 2017 (the Cascade Note). The price paid by the corporation to prepay the Cascade Note was $63,031,000, which included the principal amount of the Cascade Note plus accrued interest of $531,000 and a negotiated prepayment premium of $12,500,000. On repayment, $606,000 in unamortized debt expense related to this note was immediately recognized as expense along with the $12,500,000 negotiated prepayment premium.

Sale of DMI Assets
In September 2012, the corporation entered into definitive agreements to sell the fixed assets of DMI for $20 million, with the corporation retaining DMI’s net working capital—approximately $66 million on June 30, 2012. DMI recorded employee termination benefits and contract termination costs relating to the sale of the business totaling $4.4 million ($2.6 million net-of-tax) in the third quarter of 2012. The corporation completed the sale of DMI’s fixed assets in Fort Erie, Ontario in the third quarter of 2012. At September 30, 2012, the corporation had converted to cash $50 million of the $66 million in net working capital that was on hand at June 30, 2012.

DMI will complete its current backlog of towers ordered for delivery in 2012 before completing the sale of its U.S. plants. Under these circumstances, accounting rules require that DMI's assets and results of operations be reported as continuing operations. On completion of all remaining tower orders, DMI's assets will be considered available for immediate sale and the corporation expects DMI's results and any remaining assets will be reported as discontinued operations at the end of 2012.

The corporation completed the sale of the West Fargo plant on October 31, 2012 with gross proceeds of $8.8 million, and expects to complete the sale of the Tulsa plant on November 30, 2012 with gross proceeds of $8.4 million.

The following table provides a non-GAAP presentation of the corporation’s net income and earnings per share from continuing operations for the three and nine months period ended September 30, 2012 and 2011, excluding the loss on the early retirement of debt and treating DMI as discontinued operations:

	Quarter Ended September 30,		Year-to-Date September 30,
(in thousands, except per share amounts)	2012	2011	2012	2011
Net Income (Loss) from Continuing Operations (GAAP)	$1,878	$7,336	$(5,517)	$17,674
Add back:
Loss on Early Retirement of Debt (net-of-tax)	7,864	--	7,864	--
DMI Net-of-Tax Loss	2,974	2,770	28,597	15,568
Net Income from Continuing Operations excluding Loss on Early Retirement of Debt and treating DMI as discontinued operations (Non-GAAP)	$12,716	$10,106	$30,944	$33,242

Diluted Earnings Per Common Share:
Continuing Operations (GAAP)	$0.05	$0.20	$(0.17)	$0.47
Add back:
Loss on Early Retirement of Debt (net-of-tax)	0.22	--	0.22	--
DMI Net-of-Tax Loss	0.08	0.07	0.79	0.43
Continuing Operations – excluding Loss on Early Retirement of Debt and treating DMI as discontinued operations (Non-GAAP)	$0.35	$0.27	$0.84	$0.90

Cash Flow from Operations and Liquidity
The corporation’s consolidated cash flow from continuing and discontinued operations for the nine months ended September 30, 2012 was $149.4 million compared with $80.4 million for the nine months ended September 30, 2011. The corporation used funds available from its then-existing $200 million credit facility for its July 13, 2012 debt prepayment. This early retirement reflects the corporation’s desire to lower its long-term debt outstanding and cost of capital, given its recent divestitures, strengthens its consolidated capital structure and will have a positive effect on future years’ earnings by lowering interest costs. By September 30, 2012, borrowings under the corporation’s $200 million credit facility then in effect had been completely repaid, mainly with proceeds from the monetization of DMI’s net working capital.

The following table presents the status of the corporation’s lines of credit as of September 30, 2012:

(in thousands)	Line Limit	In Use On September 30, 2012	Restricted due to Outstanding Letters of Credit	Available on September 30, 2012
Otter Tail Corporation Credit Agreement	$200,000	$--	$733	$199,267
Otter Tail Power Company Credit Agreement	170,000	12,417	3,050	154,533
Total	$370,000	$12,417	$3,783	$353,800

As reported in the corporation’s Current Report on Form 8-K filed on November 2, 2012, on October 29, 2012 the corporation renewed its credit agreement with a $150 million line of credit, and renewed the Otter Tail Power Company credit agreement, providing for a $170 million line of credit, both for five-year terms.

The following table presents the status of the corporation’s renewed and extended lines of credit as of October 31, 2012:

(in thousands)	Line Limit	In Use On October 31, 2012	Restricted due to Outstanding Letters of Credit	Available on October 31, 2012
Otter Tail Corporation Credit Agreement	$150,000	$--	$733	$149,267
Otter Tail Power Company Credit Agreement	170,000	5,464	3,175	161,361
Total	$320,000	$5,464	$3,908	$310,628

Segment Performance Summary
Electric
Electric revenues and net income were $88.6 million and $10.2 million, respectively, compared with $85.2 million and $10.9 million for the third quarter of 2011.

A $0.9 million increase in retail electric revenues reflects the following:
●	a $1.4 million increase in revenues related to a 3.9% increase in retail kilowatt-hour (kwh) sales, mainly to commercial customers,
●	a $1.4 million increase in revenue for the recovery of fuel and purchased power costs incurred to serve retail customers related to the increase in retail kwh sales, and
●	a $0.5 million increase in transmission costs recovery rider revenues as a result of increased investment in transmission assets, offset by:
●
a $2.4 million decrease in revenue mainly related to rate design changes implemented in October 2011, in conjunction with Otter Tail Power Company’s 2010 Minnesota general rate case, that shifted recovery of a portion of annual revenue requirements from summer to winter, reducing the amount of a seasonal rate differential in effect prior to October 2011.

Other electric operating revenues increased $3.6 million, as a result of a $2.3 million increase in transmission tariff revenues, mainly related to recovery of CapX2020 transmission project investments, and a $1.1 million increase in revenue from shared use of transmission facilities with another regional transmission provider under an integrated transmission agreement.

Wholesale electric revenues from company-owned generation decreased $0.8 million as a result of a 13.5% decrease in the price per kwh sold. Net gains from energy trading activities, including mark-to-market losses and gains on forward energy contracts, decreased $0.4 million between the quarters.

Fuel costs increased $1.5 million as a result of a 6.9% increase in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators, mainly at the Big Stone Plant, combined with a 1.1% increase in the cost of fuel per kwh generated. The cost of purchased power for retail sales increased $0.7 million as a result of a 33.5% increase in kwhs purchased, partially offset by an 18.6% decrease in the cost per kwh purchased.

Electric operating and maintenance expenses increased $1.6 million due to the following:
●	a $0.9 million increase in transmission service charges related to investments in transmission facilities by Midwest Independent Transmission System Operator (MISO) member companies,
●
a $0.5 million increase in labor and benefit expenses mainly due to increases in pension and retirement health benefit costs resulting from a reduction in the discount rate related to projected benefit obligations, and

●	a $0.2 million increase in property tax expense related to higher taxes on electric distribution property and increased investments in transmission and distribution property.

Electric segment depreciation expense increased $0.5 million mainly as a result of 2011 transmission plant additions. Income taxes in the Electric segment decreased $0.4 million as a result of a reduction in Electric segment income before income taxes.

Wind Energy
Wind Energy revenues and net losses were $55.0 million and $3.0 million, respectively, compared with $52.6 million and $2.8 million for the third quarter of 2011. At DMI’s U.S. plants, revenues increased $9.4 million as a result of higher revenue per tower offset slightly by fewer towers produced on a quarter over quarter basis. Operating income before employee termination benefits and contract termination costs of $4.4 million ($2.6 million net-of-tax) associated with the pending sale was $2.8 million for the third quarter of 2012 on a non-GAAP basis compared with an operating loss of $1.5 million for the third quarter of 2011. Net losses from U.S. operations inclusive of these charges increased $1.7 million in the third quarter of 2012. Revenues were down $7.0 million and net losses were down $1.5 million at DMI’s Canadian plant as a result of the plant being idled since the fourth quarter of 2011.

Manufacturing
Manufacturing revenues and net income were $53.6 million and $0.8 million, respectively, compared with $55.6 million and $1.4 million for the third quarter of 2011.
●
At BTD, revenues decreased $0.5 million due to a reduction in sales to energy related customers and less revenue from scrap-metal sales as a result of lower prices due to reduced demand for steel. A slight decrease in operating expenses resulted in a $0.1 million increase in BTD’s net income between the quarters.

●
At T.O. Plastics, revenues decreased $0.2 million while cost of goods sold decreased $0.6 million due to productivity improvements and more selective bidding practices, resulting in a $0.3 million increase in net income at T.O. Plastics between the quarters.

●
At ShoreMaster revenues decreased $1.4 million and its net losses increased $0.9 million mainly due to a decrease in the sale of commercial products without a commensurate decrease in costs or expenses.

Construction
Construction revenues and net losses were $37.9 million and $1.3 million, respectively, compared with $53.2 million and $0.2 million for the third quarter of 2011. Foley Company revenues decreased $20.1 million and its net losses increased $2.3 million due to a decrease in work volume and the effect of cost overruns on estimated revenues recognized under percentage-of-completion accounting. Estimated costs on certain projects in excess of previous period estimates resulted in pretax charges of $3.1 million in the third quarter of 2012 and $1.6 million in the third quarter of 2011. Aevenia's revenues and net income increased $4.8 million and $1.1 million, respectively, mainly as a result of an increase in electrical transmission, distribution and substation work in the oil patch region of western North Dakota and improved performance on construction projects when compared with the same quarter a year ago.

Plastics
Plastics revenues and net income were $42.2 million and $3.3 million, respectively, compared with $36.2 million and $2.0 million for the third quarter of 2011. The increase in revenues and net income was the result of a 21.4% increase in pounds of polyvinyl chloride (PVC) pipe sold, partially offset by a 4.0% decrease in the price per pound of pipe sold. The increase in pounds sold is primarily due to increased demand for PVC pipe across the markets this segment served compared to last year’s third quarter.

Corporate
A $4.2 million increase in corporate expenses, net-of-tax, between the quarters includes the $7.9 million after tax charge for the early retirement of long-term debt offset by a reduction in operating expenses, mainly related to the incurrence of termination benefits associated with the resignation of the corporation’s former chief executive officer in the third quarter of 2011.

Discontinued Operations
In the second quarter of 2011, the corporation sold Idaho Pacific Holdings, Inc. (IPH), its food ingredient processing company. In the fourth quarter of 2011, the corporation sold E.W. Wylie Corporation (Wylie), its trucking business. On January 18, 2012 ShoreMaster completed the sale of the assets of its wholly owned subsidiary, Aviva Sports, Inc. (Aviva), and on February 29, 2012 the corporation completed the sale of DMS Health Technologies, Inc. (DMS), its health services business. The financial position, results of operations, and cash flows of IPH, Wylie, Aviva and DMS are reported as discontinued operations in the corporation’s consolidated financial statements provided at the end of this report.

Following is a summary presentation of the results of discontinued operations for:

	Three Months Ended September 30,
(in thousands)	2012	2011
Operating Revenues	$--	$33,385
Operating Expenses	7	34,255
Operating Loss	(7)	(870)
Interest Charges	--	12
Other Income	--	61
Income Tax Benefit	(2)	(307)
Net Loss from Operations	(5)	(514)
Loss on Disposition Before Taxes	--	(756)
Income Tax Benefit on Disposition	--	(302)
Net Loss on Disposition	--	(454)
Net Loss	$(5)	$(968)

The corporation continues to review its portfolio of companies to see where additional opportunities exist to improve its risk profile, improve credit metrics and generate additional sources of cash to support the dividend and future capital expenditure plans of its Electric segment consistent with the strategy to grow this business given its current investment opportunities.

2012 Business Outlook

Based on year-to-date segment performance and the anticipated classification of DMI under discontinued operations, the corporation is maintaining its 2012 expectations for diluted earnings per share from continuing operations in the range of $0.84 to $1.09 (inclusive of an after tax charge of $0.22 per share for early retirement of long-term debt in the third quarter of 2012). This guidance considers the cyclical nature of some of the corporation’s businesses and reflects challenges presented by current economic conditions, as well as the corporation’s plans and strategies for improving future operating results. The corporation’s current consolidated capital expenditures expectation for 2012 is in the range of $120 million to $130 million. This compares with $74 million of capital expenditures in 2011. The corporation plans to invest in generation and transmission projects for the Electric segment that have the potential to positively impact the corporation’s earnings and returns on capital. Future Electric segment investments include the construction of a new air quality control system at Big Stone Plant to meet requirements of the Clean Air Act and regional haze regulations, investment in two MISO-determined ‘multi-value’ transmission projects that will serve the MISO region, and continuing investment, with other utilities, in CapX2020 transmission projects underway.

Segment components of the corporation’s updated 2012 earnings per share guidance range are as follows:

Previous 2012 Earnings Per Share Guidance Range			Updated 2012 Earnings Per Share Guidance Range
	Low	High		Low	High
Electric	$1.00	$1.05	Electric	$1.01	$1.06
Manufacturing	$0.25	$0.30	Manufacturing	$0.18	$0.23
Construction	$(0.18)	$(0.13)	Construction	$(0.23)	$(0.18)
Plastics	$0.24	$0.29	Plastics	$0.32	$0.37
Corporate – Recurring Costs	$(0.25)	$(0.20)	Corporate – Recurring Costs	$(0.22)	$(0.17)
Subtotal	$1.06	$1.31	Subtotal	$1.06	$1.31
Corporate – Debt Extinguishment	$(0.22)	$(0.22)	Corporate – Debt Extinguishment	$(0.22)	$(0.22)
Total – Continuing Operations	$0.84	$1.09	Total – Continuing Operations	$0.84	$1.09
Discontinued Operations:			Discontinued Operations:
DMI Asset Impairment Charge	$(0.81)	$(0.76)	DMI Asset Impairment Charge	$(0.76)	$(0.76)
Net Loss from Disc. Ops.	$(0.19)	$(0.12)	Net Loss from Discontinued Operations	$(0.24)	$(0.19)
Total	$(0.16)	$0.21	Total	$(0.16)	$0.14

Contributing to the earnings guidance for 2012 are the following items:

●	The corporation expects net income in its Electric segment to be slightly improved over previous guidance.

●
The corporation now expects 2012 earnings from its Manufacturing segment to be lower than previous guidance primarily due to lower earnings at ShoreMaster and BTD. Continued reductions in commercial revenues at ShoreMaster, along with higher than expected commercial operating expenses, are the primary reason for the revised outlook. BTD expects lower earnings compared to previous guidance due to reduction in sales volume at its Illinois plant and lower scrap prices for steel in the second half of 2012 compared with the first half of 2012. Backlog in place for the manufacturing companies is $50 million for 2012 compared with $34 million one year ago.

●
The corporation expects a larger net loss from its Construction segment in 2012, compared with its previous guidance, due to the continued cost overruns incurred by Foley on certain major projects in 2012. Backlog in place for the construction businesses is $39 million for 2012 compared with $47 million one year ago.

●
The corporation is increasing the earning guidance for its Plastics segment net income in 2012, compared with previous guidance, based on the strength of its performance in the first nine months of 2012 and current market conditions.

●	Corporate general and administrative costs are expected to be slightly lower than previous guidance due to lower employee benefit and outside professional service costs.

●
The corporation expects to complete a sale of its Wind Energy segment assets on November 30, 2012 and, therefore, expects DMI’s 2012 results to be included in discontinued operations. DMI has been able to stabilize production and improve productivity in 2012. Order backlog is expected to continue to generate revenues, earnings and cash flows for the remainder of 2012, but DMI’s 2012 noncash asset impairment charge and exit and disposal costs will have a negative impact on consolidated results in 2012.

Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2012 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

●	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.

●	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

●
Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

●
The corporation relies on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

●
The corporation may, from time to time, sell assets to provide capital to fund investments in its electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold. The sale of any of the corporation’s businesses could expose the corporation to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●
The corporation may experience fluctuations in revenues and expenses related to its operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

●
Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

●
The corporation made a $10.0 million discretionary contribution to its defined benefit pension plan in January 2012. The corporation could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with the corporation’s long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

●	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating income.

●
The corporation currently has $7.3 million of goodwill and a $1.1 million indefinite-lived trade name recorded on its balance sheet related to the acquisition of Foley Company in 2003. Foley Company has generated a large operating loss for the nine months ended September 30, 2012 due to significant cost overruns on certain construction projects. If operating margins do not improve according to the corporation’s projections, the reductions in anticipated cash flows from Foley Company may indicate that its fair value is less than its book value, resulting in an impairment of some or all of the goodwill and indefinite-lived intangible assets associated with Foley along with a corresponding charge against earnings.

●
A sustained decline in the corporation’s common stock price below book value or declines in projected operating cash flows at any of its operating companies may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as financing agreement covenants.

●
The inability of the corporation’s subsidiaries to provide sufficient earnings and cash flows to allow the corporation to meet its financial obligations and debt covenants and pay dividends to its shareholders could have an adverse effect on the corporation.

●	Economic conditions could negatively impact the corporation’s businesses.

●	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

●
The corporation’s plans to grow and realign its diversified business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

●	The corporation’s plans to grow and operate businesses outside of its electric utility, while also owning a regulated utility, could be limited by state law.

●
The corporation’s subsidiaries enter into production and construction contracts, including contracts for new product designs, which could expose them to unforeseen costs and costs not within their control, which may not be recoverable and could adversely affect the corporation’s results of operations and financial condition.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect the corporation’s results of operations and financial condition.

●	The corporation is subject to risks associated with energy markets.

●	The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income in future periods.

●	Certain of the corporation’s operating companies sell products to consumers that could be subject to recall.

●	Competition is a factor in all of the corporation’s businesses.

●
The corporation relies on its information systems to conduct its business, and failure to protect these systems against security breaches could adversely affect its business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, the corporation’s business could be harmed.

●	Actions by the regulators of the corporation’s electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●
Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●
Changes to regulation of generating plant emissions, including but not limited to carbon dioxide (CO2) emissions, could affect Otter Tail Power Company’s operating costs and the costs of supplying electricity to its customers.

●
Competition from foreign and domestic manufacturers, cost management in a fixed price contract project environment, the price and availability of raw materials, the ability of suppliers to deliver materials at contracted prices, fluctuations in foreign currency exchange rates and general economic conditions could affect the revenues and earnings of the corporation’s manufacturing businesses.

●
A significant failure or an inability to properly bid or perform on projects by the corporation’s wind energy,  construction or manufacturing businesses could lead to adverse financial results and could lead to the possibility of delay or liquidated damages.

●
The corporation’s Plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

●
The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

●	Reductions in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and energy services company, wind energy, and infrastructure businesses that include manufacturing, construction and plastics. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three and nine months ended September 30, 2012 and 2011 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)

	Quarter Ended September 30,		Year-to-Date September 30,
	2012	2011	2012	2011
Operating Revenues by Segment
Electric	$88,564	$85,172	$257,530	$254,799
Wind Energy	55,025	52,595	169,745	154,608
Manufacturing	53,567	55,625	183,142	168,306
Construction	37,931	53,247	111,482	139,895
Plastics	42,217	36,231	118,582	99,082
Corporate Revenue and Intersegment Eliminations	(161)	(497)	(2,040)	(1,871)
Total Operating Revenues	277,143	282,373	838,441	814,819
Operating Expenses
Fuel and Purchased Power	28,760	26,568	83,125	83,496
Nonelectric Cost of Goods Sold (depreciation included below)	158,703	171,157	489,305	490,737
Electric Operating and Maintenance Expense	31,550	29,924	99,257	92,145
Nonelectric Operating and Maintenance Expense	16,438	19,114	51,118	49,204
Asset Impairment Charge	--	--	46,005	--
Exit and Disposal Costs – DMI Industries, Inc.	4,400	--	4,400	--
Depreciation and Amortization	15,951	17,604	50,122	52,262
Total Operating Expenses	255,802	264,367	823,332	767,844
Operating Income (Loss) by Segment
Electric	17,750	18,634	43,365	49,053
Wind Energy	(1,625)	(1,466)	(39,994)	(14,253)
Manufacturing	2,665	3,371	13,020	14,604
Construction	(1,908)	(79)	(11,256)	111
Plastics	7,078	3,668	19,950	9,255
Corporate	(2,619)	(6,122)	(9,976)	(11,795)
Total Operating Income	21,341	18,006	15,109	46,975
Loss on Early Retirement of Debt	13,106	--	13,106	--
Interest Charges	7,904	8,696	24,997	27,310
Other Income	689	408	2,423	1,544
Income Tax (Benefit) Expense – Continuing Operations	(858)	2,382	(15,054)	3,535
Net Income (Loss) by Segment – Continuing Operations
Electric	10,206	10,900	26,413	29,428
Wind Energy	(2,974)	(2,770)	(28,597)	(15,568)
Manufacturing	833	1,366	5,464	6,793
Construction	(1,325)	(179)	(7,252)	(320)
Plastics	3,309	1,970	10,629	4,908
Corporate	(8,171)	(3,951)	(12,174)	(7,567)
Net Income (Loss) from Continuing Operations	1,878	7,336	(5,517)	17,674
Discontinued Operations
(Loss) Income - net of Income Tax (Benefit) Expense of ($2), $(307), $571 and $261 for the respective periods	(5)	(514)	821	420
(Loss) Gain on Disposition - net of Income Tax (Benefit) Expense of $0, ($302), ($169) and $3,213 for the respective periods	--	(454)	(3,544)	12,798
Net (Loss) Income from Discontinued Operations	(5)	(968)	(2,723)	13,218
Net Income (Loss)	1,873	6,368	(8,240)	30,892
Preferred Dividend Requirement and Other Adjustments	183	184	551	874
Balance for Common	$1,690	$6,184	$(8,791)	$30,018
Average Number of Common Shares Outstanding
Basic	36,061,022	35,933,003	36,043,276	35,911,993
Diluted	36,252,765	36,171,555	36,043,276	36,150,545

Basic Earnings Per Common Share:
Continuing Operations	$0.05	$0.20	$(0.17)	$0.48
Discontinued Operations	--	(0.03)	(0.07)	0.36
	$0.05	$0.17	$(0.24)	$0.84
Diluted Earnings Per Common Share:
Continuing Operations	$0.05	$0.20	$(0.17)	$0.47
Discontinued Operations	--	(0.03)	(0.07)	0.36
	$0.05	$0.17	$(0.24)	$0.83

Otter Tail Corporation
Consolidated Balance Sheets
ASSETS
in thousands
(not audited)
	September 30,	December 31,
	2012	2011

Current Assets
Cash and Cash Equivalents	$--	$14,652
Accounts Receivable:
Trade—Net	133,674	116,522
Other	5,488	18,807
Inventories	73,430	77,983
Deferred Income Taxes	12,325	12,307
Accrued Utility Revenues	11,029	13,719
Costs and Estimated Earnings in Excess of Billings	23,900	67,109
Regulatory Assets	21,084	27,391
Other	17,766	21,414
Assets of Discontinued Operations	730	29,692
Total Current Assets	299,426	399,596

Investments	9,920	11,093
Other Assets	26,628	26,997
Goodwill	39,119	39,406
Other Intangibles—Net	14,549	15,286

Deferred Debits
Unamortized Debt Expense	4,866	6,458
Regulatory Assets	117,537	124,137
Total Deferred Debits	122,403	130,595

Plant
Electric Plant in Service	1,409,729	1,372,534
Nonelectric Operations	219,537	310,320
Construction Work in Progress	71,017	54,439
Total Gross Plant	1,700,283	1,737,293
Less Accumulated Depreciation and Amortization	642,402	659,744
Net Plant	1,057,881	1,077,549
Total	$1,569,926	$1,700,522

Otter Tail Corporation
Consolidated Balance Sheets
LIABILITIES AND EQUITY
in thousands
(not audited)
	September 30,	December 31,
	2012	2011

Current Liabilities
Short-Term Debt	$12,417	$--
Current Maturities of Long-Term Debt	173	3,033
Accounts Payable	103,108	115,514
Accrued Salaries and Wages	24,360	19,043
Accrued Taxes	10,359	11,841
Derivative Liabilities	18,869	18,770
Other Accrued Liabilities	6,923	5,540
Liabilities of Discontinued Operations	164	13,763
Total Current Liabilities	176,373	187,504

Pensions Benefit Liability	99,534	106,818
Other Postretirement Benefits Liability	49,876	48,263
Other Noncurrent Liabilities	21,806	19,002

Deferred Credits
Deferred Income Taxes	152,340	177,264
Deferred Tax Credits	31,822	33,182
Regulatory Liabilities	69,396	69,106
Other	449	520
Total Deferred Credits	254,007	280,072

Capitalization
Long-Term Debt, Net of Current Maturities	421,725	471,915

Cumulative Preferred Shares	15,500	15,500

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	180,823	180,509
Premium on Common Shares	253,225	253,123
Retained Earnings	100,198	141,248
Accumulated Other Comprehensive Loss	(3,141)	(3,432)
Total Common Equity	531,105	571,448
Total Capitalization	968,330	1,058,863
Total	$1,569,926	$1,700,522

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)
	For the Nine Months Ended September 30,
In thousands	2012	2011
Cash Flows from Operating Activities
Net (Loss) Income	$(8,240)	$30,892
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Loss (Gain) from Sale of Discontinued Operations	3,544	(12,798)
Income from Discontinued Operations	(821)	(420)
Depreciation and Amortization	50,122	52,262
Asset Impairment Charge	46,005	--
Premium Paid for Early Retirement of Long-Term Debt	12,500	--
Deferred Tax Credits	(1,568)	(1,834)
Deferred Income Taxes	(3,513)	10,117
Change in Deferred Debits and Other Assets	16,493	11,976
Discretionary Contribution to Pension Plan	(10,000)	--
Change in Noncurrent Liabilities and Deferred Credits	7,129	1,690
Allowance for Equity (Other) Funds Used During Construction	(518)	(576)
Change in Derivatives Net of Regulatory Deferral	752	(177)
Stock Compensation Expense – Equity Awards	930	1,760
Other—Net	821	1,107
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(3,815)	(36,575)
Change in Inventories	4,552	(11,866)
Change in Other Current Assets	43,202	10,225
Change in Payables and Other Current Liabilities	2,748	6,472
Change in Interest and Income Taxes Receivable/Payable	(12,263)	280
Net Cash Provided by Continuing Operations	148,060	62,535
Net Cash Provided by Discontinued Operations	1,322	17,837
Net Cash Provided by Operating Activities	149,382	80,372
Cash Flows from Investing Activities
Capital Expenditures	(96,548)	(60,431)
Proceeds from Disposal of Noncurrent Assets	5,478	1,859
Net (Increase) Decrease in Other Investments	(1,385)	334
Net Cash Used in Investing Activities - Continuing Operations	(92,455)	(58,238)
Net Proceeds from Sale of Discontinued Operations	24,278	84,330
Net Cash Used in Investing Activities - Discontinued Operations	(11,705)	(15,875)
Net Cash (Used in) Provided by Investing Activities	(79,882)	10,217
Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	4,402	(8,464)
Net Short-Term Borrowings (Repayments)	12,417	(40,415)
Payments for Retirement of Common Stock and Common Stock Issuance Expenses	(291)	(152)
Proceeds from Issuance of Long-Term Debt	--	2,007
Short-Term and Long-Term Debt Issuance Expenses	(14)	(1,577)
Payments for Retirement of Long-Term Debt	(53,051)	(368)
Premium Paid for Early Retirement of Long-Term Debt	(12,500)	--
Dividends Paid and Other Distributions	(33,033)	(33,011)
Net Cash Used in Financing Activities - Continuing Operations	(82,070)	(81,980)
Net Cash Used in Financing Activities - Discontinued Operations	(1,409)	(1,681)
Net Cash Used in Financing Activities	(83,479)	(83,661)
Net Change in Cash and Cash Equivalents – Discontinued Operations	(673)	921
Effect of Foreign Exchange Rate Fluctuations on Cash – Discontinued Operations	--	(324)
Net Change in Cash and Cash Equivalents	(14,652)	7,525
Cash and Cash Equivalents at Beginning of Period	14,652	--
Cash and Cash Equivalents at End of Period	$--	$7,525